Exhibit 10.1

DEALERSHIP ASSET PURCHASE AGREEMENT

This DEALERSHIP ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of August 5, 2021 (the “Effective Date”), and is among LMP Yonkers Kia, LLC, a New York limited liability company (“Buyer”), LMP Automotive Holdings Inc., a Delaware corporation (“Issuer”), Harrison M. Gray, an individual and Respect Auto Group I LLC, a New York limited liability company (collectively and jointly and severally, the “Principal”), and Respect Auto Yonkers, LLC, a New York limited liability company (“Seller”; and together with Buyer, Issuer and Principal, each a “Party” and, collectively, the “Parties”).

RECITALS:

WHEREAS, Seller owns, controls and operates the Yonkers Kia motor vehicle dealership (collectively, the “Dealership”) located at 1850 Central Avenue in the City of Yonkers, New York 10710 (the “Property”), under agreements with Kia Motors America, Inc. (the “Manufacturer”); and

WHEREAS, Seller and Principal desire to sell and transfer substantially all of the Dealership’s assets (as more particularly described in Section 2 below, but excluding the Excluded Assets defined below, collectively, the “Assets”) to Buyer and Buyer desires to purchase said assets on the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration for the mutual promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties as follows:

1. Timing & Money.

(a) Inspection Period & Closing Date. From the Effective Date through the seventy-fifth (75th) day after the Effective Date (the “Inspection Period”), Buyer may terminate this Agreement for any or no reason upon written notice to Seller. The “Closing Date Deadline” means the date which is one hundred twenty (120) days after the Effective Date; provided, however, that if, as of the seventh (7th) day prior to such date, the approvals or other conditions set forth in Sections 8(a) and 8(c) of this Agreement have not been obtained, the Closing Date Deadline will automatically be extended for thirty (30) days. The Closing will occur on a mutually agreed to business day by the Closing Date Deadline within ten (10) days after the satisfaction or waiver of the pre-Closing Date conditions contained in Section 8 below.

(b) Purchase Price & Escrow. The purchase price for the Assets described in Section 2(e) below is Fourteen Million U.S. Dollars ($14,000,000.00) (the “Goodwill Price”), partially payable in cash and partially payable in LMP Stock (defined below) on the Closing Date. Each Party shall use the purchase price and other allocation described in the spreadsheet detailing inventories, values, debits and credits executed and delivered by the Parties upon Closing (the “Closing Memorandum”) in all reporting to, and all tax returns filed with, the Internal Revenue Service and other state and local taxing authorities.

(1) The Parties hereto shall establish an escrow account (“Escrow”) with an escrow agent acceptable to the Parties (“Escrow Agent”). Buyer shall deliver to Escrow Agent within fifteen (15) Business Days following execution of this Agreement the sum of Five Hundred Thousand Dollars ($500,000.00) (“Deposit”), which sum shall be held and disbursed pursuant to the terms of this Agreement. The Deposit shall be applied to the benefit of Buyer toward the Purchase Price upon the Closing. If the Closing does not occur, then the Deposit shall be applied in the manner set forth in Section 12 hereof. All costs and fees of the Escrow shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

(2) Sales Tax. Buyer shall be responsible for the payment of any and all sales, use, and other transfer Taxes payable with respect to the transfer of the Assets pursuant to this Agreement, including without limitation, all tire fees and other asset fees assessed by an municipality or the New York Department of Motor Vehicles. Such payment shall be made by wire transfer of the entire amount of such sales, use and other transfer Taxes payable hereunder by Buyer to Escrow Agent concurrently with the payment of the balance of the Purchase Price pursuant to Section 1(b)(3) below, or directly by Buyer to the relevant taxing authorities.

(3) Closing Mechanism. Prior to the Closing (as defined in Section 2 below), Buyer shall wire to Escrow Agent the Goodwill Price (reduced by any portion Buyer elects to pay in the form of LMP Stock, as contemplated by subsection (c), below), and the price for Fixed Assets, New Vehicles, Used Vehicles and Inventory, as described below (collectively, the “Purchase Price” to the extent the Purchase Price is in excess of the Deposit together with fifty percent (50%) of the escrow costs and expenses and any sales and use tax payable by Buyer as stipulated by this Agreement and any net adjusted amount owed by Buyer under this Agreement. Concurrently with the Closing, the Escrow Agent shall (a) apply the Purchase Price in accordance with the provisions of this Agreement including, without limitation, the satisfaction of any and all liabilities of Seller secured by liens on the Assets which are not satisfied outside of Escrow, and (b) pay the balance of the Purchase Price to Seller. The payment by the Escrow Agent to Seller hereunder shall be by wire transfer of immediately available funds pursuant to wire transfer instructions given by Seller to Escrow Agent no later than five (5) Business Days preceding the Closing Date.

(c) LMP Stock.

(1) Issue Price and True Up. Buyer or Issuer may elect to pay up to Five Million U.S. Dollars ($5,000,000.00) of the Goodwill Price (the “LMP Stock Consideration Value”) in the form of common stock of LMP Automotive Holdings, Inc., a Delaware corporation (NASDAQ: LMPX, the “LMP Stock”), calculated at a price per share (rounded down to the nearest whole share, the “Issue Price”) equal to the average price per share of LMP Stock as reported at the closing of the NASDAQ Composite stock market exchange for each of the five (5) trading days prior to the Closing Date. If, during the period beginning seven (7) calendar months following the Closing Date and ending eight (8) calendar months following the Closing Date (the “True Up Period”), the closing price of the LMP Stock as reported by NASDAQ does not equal or exceed the Issue Price on any single day during the True Up Period, Buyer or Issuer shall pay to Seller in cash within five (5) days after receiving notice from Seller of such deficiency in the LMP Stock price at any time during the True Up Period or within thirty (30) days of the end of the True Up Period, the difference between (A) (I) the Issue Price per share multiplied by (II) the total number of shares of LMP Stock issued to the Seller on the Closing Date, minus (B) (I) the average of the closing sales prices of the LMP Stock as reported by NASDAQ during the True Up Period multiplied by (II) the total number of shares of LMP Stock issued to the Seller on the Closing Date regardless of whether or not Seller actually sells or transfers any shares of LMP Stock issued to Seller hereunder prior to the end of the True Up Period at a price per share equal to or higher than the Issue Price per share,; and provided that, in the event Seller actually sells or transfers any shares of LMP Stock issued to Seller hereunder prior to the end of the True Up Period at a price per share that is less than the Issue Price per share, Buyer or Issuer shall pay to Seller in cash within thirty (30) days of the end of the True Up Period the difference between (C)(I) each such sales price, multiplied by the number of shares sold at each such price, and (C)(II) the Issue Price per share multiplied by the number of shares sold at each such price.

(2) Compliance. Seller and its owners, as applicable, and Principal shall at all times comply with all applicable federal and state securities laws applicable to the LMP Stock and ownership and/or control thereof, and, to the extent applicable to Principal, shall comply strictly with any applicable insider trading policy or similar rules of LMP. Upon Seller’s request, and after the six (6) month anniversary of the LMP Stock issuance date, Buyer shall provide a customary opinion letter from Buyer’s counsel opining as to the sale of the LMP Stock in accordance with Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), subject to any applicable volume limitations therein, or other exemptions from registration under the Securities Act. If LMP Stock is issued pursuant to this Section 1(c), then Buyer shall take such actions as are reasonably necessary such that Seller is not restricted in any way by Rule 144 from selling the LMP Stock after six (6) month anniversary date of the LMP Stock issuance date; provided that Buyer is not required to register the LMP Stock in accordance with the Securities Act. In the event Seller is unable to sell any portion of the LMP Stock pursuant to Rule 144 prior to the end of the True Up Period, Seller shall have the right, but not the obligation, to require Buyer to pay Seller in cash an amount equal to (i) the LMP Stock Consideration Value minus (ii) the proceeds received by Seller pursuant to any prior sales of the LMP Stock by Seller (clause (i) minus clause (ii), the “Post-Closing Payment”), which right shall be exercised by Seller upon written notice to Buyer and Issuer prior to the date that is forty five (45) days following the end of the True Up Period, in which case Buyer shall pay to Seller the Post-Closing Payment within thirty (30) days of receipt of such notice, and in which case Seller shall surrender to the Buyer without additional consideration all shares of LMP Stock not previously sold by Seller and referenced in clause (ii), above. To the extent Buyer fails to perform any of the Buyer obligations set forth in the preceding sentence, Issuer shall assume and perform all such obligations, including without limitation, payment of the Post-Closing Payment to Seller. In connection therewith, Seller agrees that it shall not make any transfers of LMP Stock prior to the end of the True Up Period without the prior written consent of the Issuer. LMP Automotive Holdings, Inc. is an intended third-party beneficiary of this Section 1(c) and has the right, power and authority to enforce the provisions hereof as though it were a party hereto. Issuer, with a view to making the benefits of Rule 144 available with respect to the LMP Stock, shall use commercially reasonable efforts to: (a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144; (b) use commercially reasonable efforts to file with the Securities and Exchange Commission (“SEC”) in a timely manner all reports and other documents required of Issuer under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

(d) Audit. Seller shall provide Buyer with two (2) years (2019 and 2020) of audited financial statements and a 2021 quarter renewal statements, prepared in accordance with generally accepted accounting principles, performed by a mutually agreed upon certified public accounting firm (the “Audit & Renewal Statement”) during the Inspection Period (and if not provided prior to the date that is 10 days prior to the end of the Inspection Period, the Inspection Period will be automatically extended until the tenth (10th) day after Buyer’s receipt of the Audit & Renewal Statement).

2. Dealership Assets. Subject to the terms and conditions contained in this Agreement, upon the consummation of the transactions contemplated by this Agreement (the “Closing”, and the date thereof, the “Closing Date”), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets listed below in this Section 2. A mutually agreed to form of Bill of Sale, Assignment and Assumption Agreement executed and delivered by the Parties on the Closing Date (the “Bill of Sale”) will contain a list and description of all of the Assets sold to Buyer.

(a) Fixed Assets: Buyer shall purchase from Seller, and Seller shall sell to Buyer, all fixed assets owned by Seller on the Closing Date and used in connection with the Dealership (collectively, the “Fixed Assets”). Fixed Assets exclude Seller-owned vehicles (i.e., “company vehicles”) and assets that would be properly characterized as leasehold improvements, fixtures (e.g., signs) or real property. The Fixed Asset purchase price will be an amount equal to, as applicable: (i) the net book value of such Fixed Assets which were purchased more than one year prior to the Effective Date, or (ii) Seller’s purchase price for Fixed Assets which were purchased one year prior to the Effective Date or more recently (less all discounts, incentives and refunds actually received by Seller).

(b) New Vehicles. Buyer shall purchase from Seller and Seller shall sell to Buyer Seller’s new, unregistered and unused 2021 and subsequent model year Manufacturer vehicles in Seller’s inventory in the ordinary course of business and identified by Seller on the Closing Date (including up to 10 untitled demonstrators with less than 5,000 miles) but excluding service loaners, rental vehicles, company-owned vehicles, conversion vans, vehicles for commercial and/or municipal use or sale, or similar-type vehicles) (collectively, “New Vehicles”). The New Vehicle purchase price will be an amount equal to the actual net cost to Seller of each New Vehicle, as reflected on Manufacturer’s original invoice without interest or finance cost; plus Seller’s direct out-of-pocket cost of dealer-installed optional parts and accessories theretofore installed upon New Vehicles (excluding labor, rust-proofing, undercoating, nitrogen, scotch guarding, and non-Manufacturer alarm systems, theft protection devices and GPS devices); less 50% of the advertising co-op; less the cost of any accessories, equipment or parts missing from any New Vehicle; less all applicable dealer hold-backs, incentives (in any form, including wholesale programs), assistance in any form, and rebates (including all floor plan credits, advertising consideration, SFE and EBE, and other inventory-based rebates or incentives paid to Seller (or payable to Seller, upon sale of such vehicles ); less “prep” expenses for New Vehicles which have not yet been prepared for sale; and less the cost to repair any damage and any related diminution in value. The purchase price of New Vehicles with more than 500 miles but less than 5,000 miles will be reduced by $0.25 per mile. New Vehicles with 5,000 or more miles will be valued as a Used Vehicle (defined below). If Buyer and Seller cannot agree on the cost of repairs or the corresponding price reduction for such repairs, then such New Vehicle will be retained by Seller. Notwithstanding any provision herein to the contrary, (i) New Vehicles reported to the Manufacturer as sold (or “retail delivered”) or damaged and/or repaired such that Buyer would be required under applicable law or commercially reasonable standards and practices to disclose the repairs to a customer will be valued as Used Vehicles; (ii) “dealer traded” New Vehicles will be valued as if such New Vehicle had been invoiced to Seller by Manufacturer and will not exceed the actual net cost thereof to Seller; and (iii) the following New Vehicles will be purchased at a mutually agreed to price after good faith and reasonable negotiations or otherwise retained by Seller: (A) discontinued model New Vehicles; (B) New Vehicles with dealer added accessories that, as valued as provided above, exceed 10% of the New Vehicle purchase price established by the calculations above; and (C) New Vehicles in stock for more than six months.

(c) Used Vehicles. Buyer may purchase all vehicles other than the New Vehicles in Seller’s vehicle inventory as of the Closing Date selected by Seller at a mutually agreed upon price (collectively, “Used Vehicles”). Notwithstanding any provision in this Agreement to the contrary, titled demonstrators and service loaners will be purchased for the reasonably depreciated net book value as of the Closing Date. If the Parties are unable to agree on the price of any Used Vehicle, then each such Used Vehicle will be excluded from the sale and removed from the Property within ten (10) days after the Closing.

(d) Parts; Accessories & Other Inventories.

(i) Inventory & Returnable. A physical inventory of Seller’s parts and accessories will be taken in the presence of a representative of Buyer and Seller by an inventory service mutually acceptable to Buyer and Seller, the cost of which will be equally divided between Buyer and Seller (the “Inventory”). The Inventory will classify parts and accessories as “returnable” or “non-returnable”. The terms “returnable parts” and “returnable accessories” means only those new undamaged replacement parts and new undamaged accessories which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices (or other applicable similar Manufacturer or non-OEM manufacturer price lists, with supplements or the equivalent in effect as of the Inventory date, the “Master Price List”), as returnable to at not less than the purchase price reflected in the Master Price List and are within the limits of returnable parts established by such part’s manufacturer from time to time. Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of Seller’s returnable parts and returnable accessories for an amount equal to the price listed in the Master Price List (less all applicable rebates and discounts).

(ii) Nonreturnable. All parts and accessories not coded as returnable in the Master Price List are “nonreturnable”. The purchase price for the nonreturnable parts and accessories, “jobber” or “NPN” parts and accessories and nuts and bolts will be as mutually agreed by the Parties.

(iii) Return Rights, etc. Upon Closing, Seller shall retain Seller’s terminating parts return rights but agrees to cooperate in good faith with any Buyer requests for Seller to return, after the Closing, any returnable parts Buyer has purchased but wants Seller to return, the proceeds of which shall be deposited in a separate account maintained by Seller (the “Separate Account”). Seller will disburse to Buyer all funds deposited by the Manufacturer in the Separate Account, within three (3) days of such deposits. Buyer is not obligated to purchase non-current, opened, obsolete, superseded, incomplete, or damaged parts or accessories or any parts, accessories or sheet metal with no sales in the twelve (12) months prior to Closing. Buyer shall also purchase Seller’s useable gas, oil, grease and other useable inventories for a purchase price equal to the actual dealer replacement cost (less all rebates and discounts) as mutually agreed between Buyer and Seller. The purchase price for all other parts not addressed in this Section will equal the value thereof as mutually agreed between Buyer and Seller. If any parts and accessories or other inventories or goods that Buyer is not obligated to purchase hereunder are not removed from the Property within ten (10) days after the Closing Date, such property will automatically become Assets transferred to Buyer pursuant to the Bill of Sale without additional consideration.

(e) Miscellaneous Assets & Goodwill. Buyer shall purchase from Seller (the price of which is included in the Goodwill Price), and Seller shall sell, transfer and assign to Buyer, without additional cost, Seller’s telephone and data numbers, website addresses and domain names (owned or registered by or on behalf of the Dealership, which relate only to YonkersKia.com), used by Seller in connection with the Dealership’s operations, but excluding assets used solely by any entity that controls, is controlled by, owns, or is under common control with Seller (the “Respect Affiliates”) or shared between Seller and the Respect Affiliates (which are subject to the Shared Intellectual Property licensing provisions of this Section), including e-mail addresses, classified telephone and internet advertising, prospect data, customer sales, lease, finance and service records (both hard copy and electronic format (including deal jackets), for no additional cost to Buyer). Seller will be permitted to retain copies at Seller’s expense of Seller’s deal jackets and any books and records relating to its prior operation of the Dealership. Seller shall transfer to Buyer, to the extent transferrable, Seller’s workman’s compensation and unemployment rating in the State of New York, all lawfully transferable licenses and permits of the Dealership or Seller, Dealership Intellectual Property (defined below), leasehold improvements and fixtures, unused internal and customer repair order forms, customer lists and marketing materials and catalogues, retail buyer’s order forms, office and shop supplies, shop reference manuals, parts reference catalogs, all books and records necessary for the continued operation of the Dealership (including training and promotional materials, and employee records of employees hired by Buyer, P.O. boxes, third party warranties in Seller’s favor and all licenses and rights to use all software (other than DMS systems not assumed by Buyer) on or used in connection with any personal computer or other computing device used in connection with the Dealership, etc.), parts sales tickets, unused purchase order forms and all other forms and Seller’s goodwill and going concern value relating to the Dealership, but excluding any items which are used solely by any Respect Affiliates. “Dealership Intellectual Property” means any rights or ownership of the Dealership or Seller to all of the following used in whole or in part in connection with the Dealership’s operations and which is not used exclusively in connection with the operations of any Respect Affiliates: (i) patents, patent applications, patent disclosures and improvements, (ii) trademarks, trade, service marks, trade dress, and logos “ but see Section 2(f) below), (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets; and (vi) social media, directory assistance, reputation management and e-commerce sites and accounts (including E-Bay, Facebook, Instagram, Twitter, yelp!, Dealer Rater, Edmunds and Google programs). Schedule 2(e) sets forth any Dealership Intellectual Property that is used both in connection with the Dealership and in connection with Respect Affiliates (the “Shared Intellectual Property”). Prior to the end of the Inspection Period, the Parties shall confer with respect to the appropriate disposition of any Shared Intellectual Property and consider a license by Buyer to Seller of such portion of the Shared Intellectual Property as may be necessary or appropriate to permit the continued operation of the business assets held by the Respect Affiliates.

(f) Excluded Assets & Name License. Notwithstanding anything in this Agreement to the contrary, the following assets are not being sold pursuant to this Agreement (“Excluded Assets”): (i) all cash and cash equivalents, wherever located and in whatever form (unless “petty cash” is noted on the Closing Memorandum); (ii) promissory notes and other evidences of indebtedness; (iii) all insurance policies; (iv) accounts receivable of all types, including unreimbursed holdbacks for sold vehicles, unpaid carryover allowances incurred by Seller, unreimbursed factory incentives for sold vehicles by Seller, factory bonuses and reimbursements received or to be received by for vehicles sold by Seller, warranty claims, dealership related reserves including the finance reserves, rebates for previously sold inventory and amounts due from finance companies, and all loan funds received by any Seller pursuant to the Paycheck Protection Program, established by Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act; (v) any contracts of insurance or related prepaid assets in respect of Seller’s Dealership to the extent not paid for by Buyer hereunder; (vi) the general books of account and books of original entry that comprise Seller’s permanent accounting and tax records, Seller’s corporate books and records including its stock ledger and minute books; (vii) any claims or causes of action of Seller against third parties; (viii) tax credits and claims for tax refunds arising prior to the Closing Date; (ix) securities, voting or otherwise, held by Seller in any entity that is unrelated to the business operations or financial condition of the Dealership; (x) any vehicles owned by Seller that Buyer is not purchasing from Seller hereunder; (xi) all intangible assets used solely by Respect Affiliates, including patents, patent applications, patent disclosures and improvements, trademarks, trade, service marks, trade dress, and logos, copyrights and registrations and applications for registration thereof, computer software, data and documentation, trade secrets, social media, directory assistance, reputation management and e-commerce sites and accounts, including E-Bay, Facebook, Instagram, Twitter, yelp!, Dealer Rater, Edmunds and Google programs utilized by multiple dealerships (the “Respect Affiliate Intangibles”); provided that all Shared Intellectual Property shall be addressed as set forth in subsection (g); (xii) subject to any escrow established by the Parties at the Closing with respect to the payment of any outstanding PPP obligations, all loan funds received by any Seller pursuant to the Paycheck Protection Program (“PPP”), established by Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act; and (xiii) any rights in connection with and any assets of any employee benefit plan of Seller.

3. Pro-rations & Assumed Contracts.

(a) Prepaid Expenses & Pro-rations. Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Dealership’s prepaid expense items incurred in the ordinary course of business at the direct out-of-pocket cost to Seller for such items and provided such prepaid expenses provide future benefit to Buyer as determined by Buyer in its sole discretion. All prorations which are normal and reasonable will be made as of Closing, including but not limited to the pro-ration of personal property taxes and utilities. Seller shall pay all vehicle inventory ad valorem taxes (“VIT”) owed for vehicles sold through the end of the year of Closing (the “Closing Year”). Buyer shall pay all sales, use, and transfer taxes pursuant to Section 1(b)(2). Unless prohibited by law, on and after Closing, Buyer shall collect VIT on Dealership vehicle sales for the balance of the Closing Year and remit such VIT to the appropriate taxing authority (or, if it rejects such payment, to Seller so that Seller may remit such VIT) so that such Closing Year VIT may be applied to Seller’s account. To the extent there is VIT shortfall for the Closing Year, Seller shall be solely responsible for such shortfall attributable to pre-Closing period (based on a comparison of the VIT collected for the same period in the prior year), and Buyer shall reimburse Seller for any VIT shortfall for the Closing Year attributable to the post-Closing period (based on a comparison of the VIT collected for the same period in the prior year).

(b) Customer Deposits & Work in Process. Upon Closing, Seller shall transfer to Buyer all customer deposits for incomplete orders taken by Seller in the ordinary course of business. Seller shall retain all escheatable deposits. At the Closing, Seller shall furnish Buyer with a list of such deposits (including “we owes”, due bills, etc.), setting forth, as to each, the name and address of the customer, any goods or services owed to the customer and the amount of the deposit, and Seller shall deliver to Buyer all documents in Seller’s possession reflecting such deposits, we owes, due bills, etc. Prior to the Closing, Seller and Buyer shall estimate the amount of all liabilities related to Seller’s service obligations to its customers concerning free or discounted oil changes and tire rotations, and the Parties shall enter into a negotiation, in good faith, at least ten (10) days prior to the Closing Date, to determine an appropriate reduction of the Purchase Price, to offset such liabilities. Seller shall remain liable under all other contracts with Seller’s customers for which Seller is an obligor, including without limitation, any other service contracts, such as those administered by DOWC Administration Services. Seller shall credit Buyer for all we owes/due bills on the Closing Date. The Bill of Sale will contain a list and description of such customer transactions (and Work in Process, as detailed below). Seller shall credit Buyer the actual cost to complete all due bills. Buyer shall purchase from Seller, and Seller shall sell to Buyer, Seller’s pending service orders written by Seller in the ordinary course of business for an amount equal to Seller’s actual cost for parts and labor for any such orders which are in process at the opening of business on the Closing Date (“Work in Process”). Seller shall not receive the revenue from such Work in Process. Buyer may reject (and Seller shall retain) all Work in Process where (i) the Work in Process was not placed in the normal course of business; (ii) Seller does not possess an order signed by the customer authorizing such service, the vehicle isn’t at the Property on the Closing Date or such order has been open for longer than thirty (30) days prior to the Closing Date; (iii) the Work in Process does not provide for a profit to Buyer; or (iv) the Work in Process does not provide for cash or commercially reasonable credit terms on delivery of the vehicle.

(c) Assumed Contracts. As of the Closing Date, Buyer shall assume Seller’s contractual obligations listed on Schedule 3(c) on the Closing Date (collectively, “Assumed Contracts”), including, without limitation, all of Seller’s ordinary course of business obligations, signage agreements, and equipment leases with vendors that are ancillary to Dealership operations, but excluding Seller’s DMS contract. The term “Assumed Contracts” excludes obligations and liabilities arising by the Closing Date or by reason of any breach by Seller that remains uncured as of the Closing Date. During the Inspection Period, Seller shall provide Buyer with complete copies of all contracts Seller proposes for Buyer to assume. Seller and Buyer shall use commercially reasonable efforts to agree in writing to a final Schedule 3(c) at least ten (10) days prior to expiration of the Inspection Period. Seller shall arrange for assignment of the Assumed Contracts at Seller’s cost. Buyer is not assuming any liabilities or obligations of Seller other than the Assumed Contracts, except as otherwise provided in this Agreement.

4. Real Property.

(a) Real Estate Leases. At or prior to Closing, either: (i) Seller shall assign to Buyer, subject to any required approval from the owner of the Property (the “Landlord”), the current leases between Seller and Landlord relating to the Properties, inclusive of what is formally known as the Dick Gidron dealership property lease, (the “Leases”); (ii) Seller shall sublease the Properties to Buyer subject to any necessary Landlord approval, on terms and conditions acceptable to Seller (the “Subleases”); or (iii) Buyer shall have entered into new leases of the Properties with Landlord (the “New Leases”).

(b) Prorations Regarding the Leases. Buyer and Seller shall proportionately allocate (i) real property taxes and assessments for the Property for the current fiscal year of the Seller to the extent that Seller shall be liable for real property taxes and assessments under the Leases; (ii) rents and other payments under the Leases paid in advance for the month in which the Closing occurs; (iii) water, gas, electricity and other utility and sewer charges paid in advance for the month in which the Closing occurs, and (iv) any personal property tax payable to the county or state. In the event Buyer assumes the Leases or subleases the Properties, Seller shall either: (i) maintain in place all deposits under the Leases and all utilities and utility deposits for the benefit of the Buyer, subject to Buyer’s reimbursement in full to Seller for each such deposit at the Closing, or (ii) obtain a refund of all such deposits from the applicable Landlord or other lessor.

5. Inspections. Beginning on the Effective Date, Buyer may conduct due diligence regarding the Dealership and Property, including obtaining such reports and studies as Buyer deems appropriate. Buyer shall be permitted to conduct a Phase I environmental report and, if the Phase I environmental report recommends a Phase II environmental report, then the Inspection Period will be automatically extended if necessary until the fifth (5th) business day after Buyer receives the written Phase II environmental report. During the Inspection Period, Seller shall provide to Buyer and Buyer’s representatives reasonable access to the books, records (including extraction of three (3) years of the DMS data that supports Seller’s Manufacturer financial statements), reports, employees (which access to employees will be permitted at least thirty (30) days prior to the scheduled Closing Date), information and facilities of the Dealership and the Property, and shall make Seller’s officers, employees, accountants and attorneys available at reasonable times to discuss with Buyer and Buyer’s representatives such aspects of the business of the Dealership, the Property as Buyer may wish. Within fifteen (15) days after the Effective Date, Seller shall obtain from a nationally recognized provider and provide to Buyer, at Seller’s expense, a Uniform Commercial Code (“UCC”) search report, judgment lien reports and federal, state and local tax lien reports, with respect to Seller from all jurisdictions in which Seller and/or its assets are located. Seller shall obtain and provide to Buyer separate UCC reports with respect to Seller’s legal name(s) used in the last five (5) years. If Seller does not timely provide such reports to Buyer, Buyer may obtain such reports, and Seller shall reimburse Buyer for all expenses incurred by Buyer in connection therewith.

6. Seller’s Representations & Warranties. Seller represents and warrants to Buyer on the Effective Date and the Closing Date, other than as set forth in a disclosure letter delivered by Seller to Buyer hereunder (all references to a “Schedule” herein shall be deemed to be a reference to the schedule of the same number as set forth in the disclosure letter), as follows:

(a) Formation. Seller is duly formed, validly existing, and in good standing under the laws of the State of New York and is duly qualified to transact business in the city and county in which the Property is located. Seller’s equity owners are Respect Auto Group I LLC, a New York limited liability company, and Harrison M. Gray, an individual.

(b) Authority. Seller has the requisite legal power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary action and for which no consent of any person or governmental authority is required. This Agreement constitutes Seller’s valid and legally binding obligation, enforceable in accordance with its terms, subject only to the application of the Bankruptcy Code of the United States and any other applicable liquidation, conservatorship, bankruptcy or similar state or federal law from time to time in effect affecting the rights of creditors generally.

(c) Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby is permitted by Seller’s organizational documents and resolutions and Seller’s agreements and obligations. The execution, delivery, and performance of this Agreement by Seller does not require the consent of any other person other than the Manufacturer, other than such consents as have been, or prior to the Closing will be, obtained (including without limitation, the consents of Seller’s creditors).

(d) Financials. True, correct and complete copies of the Current Financials have been delivered by Seller to Buyer. The Current Financials are in accordance with the books and records and Seller’s accounting methods, and have been prepared in all material respects in accordance with Manufacturer’s requirements, except for the first page of each of the Current Financials. “Current Financials” means Seller’s internally prepared, un-audited financial statements in the form required by Manufacturer, for the fiscal year ended December 31, 2018 (for the period beginning on the date that Seller acquired the Dealership), and December 31, 2019, December 31, 2020, and each of the completed months thereafter through the Closing Date. To the extent the Current Financials consist of financial statements for the fiscal years ended December 31, 2019 and December 31, 2020, such Current Financials have been or will be audited prior to the date that is five (5) days prior to the end of the Inspection Period.

(e) Compliance. Except as disclosed on Schedule 6(e), to Seller’s knowledge, the Dealership and the Property comply in all material respects with, and the Dealership has been conducted in all respects in material compliance with, all laws, rules and regulations (including all worker safety and all Environmental Laws (as hereinafter defined)), applicable zoning and other laws, ordinances, regulations and building codes, and neither Seller nor Principal has received any notice of any violation thereof which has not been cured.

(f) Litigation. There are no actions, suits or legal proceedings pending, or, to Seller’s or Principal’s knowledge, threatened, against or affecting Seller, the Dealership or the Property which will likely adversely affect Seller’s power or authority to carry out the transactions to be performed by Seller hereunder.

(g) Dealership Assets. Seller is the owner of, and has, good and marketable title to all of the Assets to be sold to Buyer under the terms of this Agreement (including intangible assets such as websites and domain names); all of the Assets will be transferred to Buyer free and clear of all liens and encumbrances; and all of the Assets to be sold under the terms of this Agreement are, or on the Closing Date will be, in operable condition.

(h) Manufacturer. Except as disclosed on Schedule 6(h), Manufacturer has not notified Seller or Principal of (i) any deficiency in Dealership operations (including, but not limited to, brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives); (ii) a present or future need for facility improvements or upgrades in connection with the Dealership or the Property; or (iii) the awarding or possible awarding of a Manufacturer dealership to any person or entity in the Metropolitan Statistical Areas in which the Dealership operates. The Dealership does not sell vehicles for export. Except in the ordinary course of Manufacturer’s business, Manufacturer has not audited Seller’s sales, service or warranty practices or documentation, or refused or charged back vehicle sales or warranty claims. To Seller’s knowledge, the Property and the improvements thereon are compliant with all Manufacturer requirements, guidelines and programs, including the “Essential Brand Elements” or “EBE” program, and Seller is eligible for all facility/sales-related incentives offered by the Manufacturer or its distributor.

(i) Licenses. Except as disclosed on Schedule 6(i), to Seller’s knowledge: (i) none of the permits or licenses used by Seller in the operation of the Dealership have been terminated or revoked; (ii) no violations have been recorded regarding such licenses or permits; and (iii) no proceeding is pending or threatened seeking the revocation or limitation of any such licenses or permits.

(j) Warranties. Except as disclosed on Schedule 6(j): Seller does not have, or agreed to accept for others, any warranty or service obligations to any third party and Seller has not offered its customers any marketing or added-value programs or plans for which Seller is responsible for administration or the liability thereof, including, but not limited to programs commonly called “tires for life”, “oil changes for life”, “car wash/detailing service plans”, “rewards programs” or any similar offers.

(k) Assumed Contracts. The copies of the Assumed Contracts on Schedule 3(c) are accurate, neither party to any Assumed Contract is in breach, in any material respect, of such Assumed Contract, and all payments or obligations on the Assumed Contracts are, or as of the Closing Date will be current. The Assumed Contracts, including without limitation the Lease and all agreements with the Manufacturer, (i) constitute all of the contracts material to the operation of the of the business of the Dealership, (ii) constitute legal, valid and binding obligations of the parties thereto and are enforceable by the parties thereto in accordance with their terms, and (iii) other than as set forth on Schedule 3(c), are assignable and/or transferable in accordance with their terms.

(l) Options, Rights of First Refusal. Except Manufacturer’s right of first refusal and for the right of Buyer to acquire the Assets pursuant to this Agreement, no other person or entity has any right to acquire all or any portion of the Assets, the Property or any interest therein, or Seller’s Manufacturer contract rights or privileges.

(m) Taxes. Seller has duly filed all foreign, federal, state, county and local income, excise, sales, property, withholding, unemployment, social security, franchise, license, information returns and other tax returns and reports, or appropriate and permitted extensions thereto, required to be filed by it with respect to the Dealership or the Property. Each such return is true, correct, and complete in all material respects, and Seller has paid all taxes, assessments, amounts, interest and penalties due to applicable governmental authority. Seller has no liability for any taxes, assessments, amounts, interest or penalties of any nature whatsoever other than those for which Seller has created sufficient reserves or made other adequate provision. No governmental authority is now asserting or threatening to assert any deficiency or assessment for additional taxes, interest, penalties or fines with respect to Seller, the Dealership or the Property.

(n) Employment Matters. Seller has no oral or written collective bargaining or organized labor contracts, employment agreements, bonus, deferred compensation, profit sharing, welfare or health benefit, or retirement plan or arrangement, whether or not legally binding, nor is Seller currently paying any pension, deferred compensation or retirement allowance to anyone. Seller has no contract for the future employment of any person. Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Seller has no knowledge that any Seller employee intends to terminate his or her employment. Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans, if any, as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”.

(o) Property. Except as disclosed on Schedule 6(o), to Seller’s knowledge: There are no known and undisclosed defects in the physical condition of the Property or the improvements or fixtures thereon (including structural elements, mechanical systems, plumbing, electric, fire protection, mold, roofs, fences, paving, parking, sidewalks, utilities, drainage and erosion control), the Property and improvements thereon are in good operating condition and repair (reasonable wear and tear excluded) and have been maintained. There are no actions, suits, claims, proceedings or causes of action which are pending or, to Seller’s knowledge, have been threatened or asserted against, or are affecting, the Property or any part thereof in any court or before any arbitrator, board or governmental or administrative agency or other person or entity which might have an adverse effect on the Property or any portion thereof or on Buyer’s ability to use the Property as a motor vehicle storage, sales, lease, repair and service center. Seller and Principal have not received any written notice, nor do they have any knowledge, of any pending condemnation or annexation or similar proceeding affecting the Property or any portion thereof.

(p) Environmental. Except as disclosed on Schedule 6(p), to Seller’s knowledge: (i) neither Seller nor Principal have received any notice from any governmental authority alleging a violation of any Environmental Laws that are applicable to the Property, (ii) Seller has complied in all material respects with all Environmental Laws that are applicable to the Property, and has obtained and has been in compliance in all material respects with all required governmental environmental permits with respect to the Dealership, and (iii) no unauthorized storage, treatment, discharge or disposal of Hazardous Materials on the Property has been made by Seller or its employees or agents, except in compliance in all material respects with applicable Environmental Laws. “Environmental Laws” means any federal, state or local statute, ordinance, rule or regulation relating to the existence, cleanup, removal and/or remedy of contamination on property, the protection of the environment from spilled, emitted, discharged, discarded, deposited or emplaced Hazardous Materials, the generation, use, transport, storage, handling, disposal, removal or recovery of Hazardous Materials, and the exposure to hazardous, toxic, or other substances determined by law to be harmful, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), The Toxic Substances Control Act, The Clean Air Act, and the Resource, Conservation and Recovery Act of 1976; and the term “Hazardous Material” means any “hazardous substance,” as defined by §101(14) of CERCLA.

(q) Paycheck Protection Program. Except as disclosed on Schedule 6(q): As of the Closing Date, Seller will have no outstanding loan or loans issued pursuant to the PPP.

(r) Brokers. Except for National Business Brokers, no broker, agent, finder or other similar person has assisted the Seller in procuring, negotiating or executing this Agreement. Seller shall remain responsible for payment of all commissions due to National Business Brokers in connection with any services it has rendered to Seller in connection with this Agreement.

(s) Securities Representations.

a.	Purchase Entirely for Own Account. This Agreement is made with in reliance upon Seller’s representation to Issuer, which by Seller’s execution of this Agreement, Seller hereby confirms, that the LMP Stock to be acquired by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act or applicable state law, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act or applicable state law. By executing this Agreement, Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the LMP Stock.

b.	Disclosure of Information. Seller has had an opportunity to discuss Issuer’s business, management, financial affairs and the terms and conditions of the offering of the LMP Stock with Issuer’s management and has had an opportunity to review Issuer’s facilities.

c.	Restricted Securities. Seller understands that the LMP Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the LMP Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the LMP Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the LMP Stock, and on requirements relating to Issuer which are outside of Seller’s control, and which Issuer is under no obligation and may not be able to satisfy.

d.	Legends. Seller understands that the LMP Stock and any securities issued in respect of or exchange for the LMP Stock, may be notated with one or all of the following legends plus any legend required by the securities laws of any state to the extent such laws are applicable to the LMP Stock represented by the certificate, instrument, or book entry so legended:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(t) Disclosure. To Seller’s knowledge, no representation or warranty made by Seller in this Agreement contains (or will contain, when furnished) any untrue statement of a material fact or omits (or will omit, when furnished) a material fact necessary to make the statements herein or therein not misleading.

As used in this Agreement, the phrases “knowledge of Seller” or “Seller’s knowledge” means the knowledge of Seller’s owner, Harrison M. Gray.

7. Buyer’s and Issuer’s Warranties & Representations. Buyer and Issuer represent and warrant to Seller and Principal on the Effective Date and the Closing Date as follows:

(a) Formation of Buyer. Buyer is a Delaware limited liability company. Buyer’s assignee will be an entity duly formed and validly existing with authority to conduct business in New York on the Closing Date.

(b) Formation of Issuer. Issuer is a Delaware corporation duly formed and validly existing with authority to conduct business in New York on the Closing Date.

(c) Buyer Authority. Buyer has the requisite legal power and authority to execute and deliver this Agreement, to perform the obligations of Buyer hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary entity action and for which no consent of any person or governmental authority is required which has not been obtained, and no filing with or other notification to any person or governmental authority is required which has not been properly completed. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, subject only to the application of debtor relief laws and general equitable principles.

(d) Issuer Authority. Issuer has the requisite legal power and authority to execute and deliver this Agreement, to perform the obligations of Issuer hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized and approved by all necessary entity action and for which no consent of any person or governmental authority is required which has not been obtained, and no filing with or other notification to any person or governmental authority is required which has not been properly completed. This Agreement constitutes the valid and legally binding obligation of Issuer, enforceable in accordance with its terms, subject only to the application of debtor relief laws and general equitable principles.

(e) Valid Issuance of Shares. The LMP Stock, if issued, sold and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than applicable state and federal securities laws and liens or encumbrances created by or imposed by Seller. Assuming the accuracy of the representations of the Seller in Section 6(s) of this Agreement, the LMP Stock will be issued in compliance with all applicable federal and state securities laws.

(f) Issuer Reports. The Issuer has filed with or furnished to the SEC, as applicable, on a timely basis (giving effect to all extensions of any period to so file that were obtained pursuant to filings by the Issuer on Form 12b-25 under the Securities Exchange Act), all Issuer Reports. Each of the Issuer Reports, at the time of its filing with or being furnished to the SEC, complied, with the applicable requirements of the Securities Act and the Securities Exchange Act. As of their respective dates (or, if amended or supplemented, as of the date of such amendment or supplement), the Issuer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. For the purposes of this paragraph, “Issuer Reports” means the forms, statements, certifications, reports and documents required to be filed with or furnished by the Issuer to the SEC pursuant to the Securities Exchange Act or the Securities Act since [January 1 2019] (other than any documents filed by the Company with the SEC on a voluntary basis by means of a Current Report on Form 8-K, such excepted filings being referred to collectively as the “Excluded Filings”), including financial statement notes, exhibits and schedules thereto and all other information incorporated by reference therein and any amendments and supplements thereto and those forms, statements, certifications, reports and documents filed with or furnished to the SEC by the Issuer subsequent to the date of this Agreement (other than the Excluded Filings), including financial statement notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto.

(g) Brokers. Except for National Business Brokers, no broker, agent, finder or other similar person has assisted the Buyer in procuring, negotiating or executing this Agreement. Buyer shall remain responsible for payment of all commissions due to National Business Brokers in connection with any services it has rendered to Buyer in connection with this Agreement including without limitation, Buyer’s agreement to issue to National Business Brokers shares of LMP Stock valued at one percent (1%) of the Goodwill Price pursuant to a separate agreement between National Business Brokers and an affiliate of Buyer.

8. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or express written waiver by Buyer) prior to or at the Closing, of all of the following conditions:

(a) Manufacturer Approval. Manufacturer issued to Buyer a new Dealership Sales and Service Agreement, or commitment therefor, on terms and conditions acceptable to Buyer in its good faith discretion, approving Buyer’s board of directors and other designees, permitting Buyer to operate the Dealership at the Property as Seller has operated it in the past.

(b) Seller Performance; Accuracy of Representations. Seller and Principal performed in all material respects all of its obligations hereunder to be performed prior to or at Closing. Seller’s representations and warranties contained in this Agreement are true and correct as of the date made.

(c) Licenses & Approvals. Buyer obtained all required licenses and permits from governmental and other agencies to operate a new and used vehicle dealership and repair, body shop and service facility at the Property, in the same manner as currently operated by Seller.

(d) Seller Authorization. Buyer received evidence reasonably acceptable to Buyer regarding Seller’s due organization and authority to enter into the transactions described herein, including evidence of existence and good standing in the State of New York and an officer’s certificate in form acceptable to Buyer containing a copy of resolutions duly adopted by Seller’s appropriate governing body and owners approving the transactions contemplated hereby.

(e) No Material Adverse Change. Between the Effective Date and the Closing Date (i) there has been no material adverse change to the Dealership or the Property, (ii) there has been no federal, state or local legislative or regulatory change affecting the services, products or business of the Dealership, which would have a material adverse effect on the Dealership or the Property, and (iii) none of the Assets have been damaged by fire, flood, casualty, act of God or the public enemy or other cause, which damages would have a material adverse effect on the Dealership or the Property.

(f) No Litigation. No action, suit, filing requirement, waiting period or proceeding has been instituted, applied or mandated by a governmental agency or any other third party to prohibit or restrain the transactions contemplated by this Agreement or otherwise challenge the power and authority of the Parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of this Agreement.

(g) License Use. Seller executed and delivered the license use agreement in the form of Exhibit A hereto.

(h) Closing Memorandum & Bill of Sale; etc. Seller and Principal must have executed and delivered the Closing Memorandum, the Bill of Sale, all Manufacturer-required documents, vehicle title documents, state tax compliance certificates, additional insured certificate and such other deeds, assignments or certificates of title, documents and other instruments of transfer and conveyance as may reasonably be required by Buyer, each in form and substance reasonably satisfactory to Buyer.

(i) Non-Competition Agreement. Seller, Principal and Seller’s owner(s) have executed and delivered the non-competition agreement in the form attached hereto as Exhibit B (the “Non-Competition Agreement”).

(j) Leases. Buyer shall have assumed the Leases, or executed the Subleases or New Leases (in each case in a form satisfactory to Buyer in its good faith discretion), subject to any required Landlord approval, and Seller, Principal, and all owners of Seller shall have received releases from the Landlord releasing them from any post-Closing obligations under the current Leases and any guarantees relating to post-Closing obligations under such Leases.

9. Conditions to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or written waiver by Seller), prior to or at the Closing, of all of the following conditions:

(a) Purchase Price Payment. Buyer paid Seller the net aggregate purchase price for the Assets, and LMP Automotive Holdings, Inc. shall have issued to Seller the LMP Stock.

(b) Buyer and Issuer Performance. Buyer and Issuer in all material respects all of their obligations hereunder to be performed prior to or at Closing each of Buyer’s and Issuer’s representations and warranties contained in this Agreement are true and accurate as of the date made.

(c) Closing Memorandum. Buyer executed and delivered the Closing Memorandum.

(d) Leases. Buyer shall have assumed the Leases, or executed the Subleases or New Leases (in each case in a form satisfactory to Buyer in its good faith discretion), subject to any required Landlord approval, and Seller, Principal, and all owners of Seller shall have received releases from the Landlord releasing them from any post-Closing obligations under the current Leases and any guarantees relating to post-Closing obligations under such Leases.

10. Pre- & Post-Closing Covenants.

(a) Pre-Closing. Promptly upon the execution of this Agreement, Seller shall notify the Manufacturer regarding the transactions contemplated by this Agreement, utilizing a form of notification acceptable to Buyer. Buyer (or its affiliate) shall promptly apply to the Manufacturer for the issuance of a contractual right to operate an automobile dealership upon the Property. The Parties shall use commercially reasonable best efforts to obtain Manufacturer approval as soon as possible. Seller and Principal shall promptly provide the requisite information, documents and access necessary to prepare for Closing and ensure a seamless operational transfer of the Assets. Effective as of the Closing, Seller shall terminate its Dealer Sales and Service Agreements with the Manufacturer and execute and deliver all of the Manufacturer’s customary documents and promptly remove Manufacturer’s intellectual property from all publicly visible assets in every form and medium (i.e., retained internet sites, signs, etc.). Seller shall fully cooperate with Buyer, and take all reasonable steps to assist Buyer, in Buyer’s efforts to obtain its own similar Dealer Sales and Service Agreements with the Manufacturer. All actions to be taken at the Closing pursuant to this Agreement will be deemed to have occurred simultaneously, and no action, document or transaction will be deemed to have been taken, delivered or effected, until all such actions, documents and transactions have been taken, delivered or effected. Promptly after the Closing, Seller shall transfer to Buyer certificates of title or origin for all vehicles and all of its registration lists, owner follow-up lists and service files on hand as of the Closing, provided that such lists and files relate to the Assets. If Seller presents assets for purchase post-Closing that would have otherwise been Assets (excluding in-transit New Vehicles), then such assets may be purchased at a mutually agreed to price or otherwise retained by Seller and Buyer is not required to submit an offer to purchase such assets.  This does not apply to in-transit vehicles from the factory. Buyer shall retain and safeguard the pre-Closing customer paper deal jackets retained by Buyer in accordance with law. After the Closing, Buyer shall have the option to request that Seller remove any pre-Closing physical records, at which time Seller may dispose of the records as Seller sees fit, or if the records are not removed within thirty (30) days from the date of Buyer’s written request, Buyer may securely destroy such records without further liability to Seller. Seller shall have reasonable access to Seller’s pre-Closing customer records (e.g., paper deal jackets) and any records related to Assumed Contracts in Buyer’s possession after the Closing for any legitimate purpose, such as (by way of example and not by limitation) for resolving customer inquiries.

(b) Dealership Operations Pending Closing. Pending Closing, Seller shall continue to operate the Dealership in substantially the same manner as it has been operated by Seller in the past and Seller shall: (i) use commercially reasonable efforts to maintain working relationships with all suppliers, customers, employees and others having contact with the Dealership and bring all payables current as of the Closing Date; (ii) maintain current insurance policies in full force and effect; (iii) exercise reasonable diligence in safeguarding and maintaining the confidentiality of all books, reports and data pertaining to the Dealership, including good faith efforts to ensure that Seller’s sales and service records remain adequately protected; (iv) not grant increases in salary, pay or other employment related benefits to any officers or employees of the Dealership or allow, suggest or require employees to take unused vacation, in every case, without the written consent of Buyer; (v) not conduct any liquidation, close-out or going out of business sale or, except in the ordinary course of business, purchase more than $10,000 in Fixed Assets at once or in the aggregate in any month; (vi) not, without Buyer’s written consent, which shall not be unreasonably withheld, remove any Fixed Assets from the Property prior to Closing except in the ordinary course of business; (vii) not enter into any contract or agreement which is not terminable without penalty on not more than 30 days’ notice and which provides for payment by the Dealership (whether actual or accrued) in excess of $2,500 without the prior written consent of Buyer; (viii) not transfer any inventory except in the ordinary course of business to Respect Affiliate Bronx Kia or employee of the Dealership to Seller’s (or Seller’s owners’) other business, or transfer any inventory or employee of any of Seller’s (or its owners’) other businesses to the Dealership; and (ix) not take or permit any action which would result in Seller’s representations or warranties becoming incorrect or untrue in any material respect.

(c) No Negotiations or Discussions. Until the expiration of the Inspection Period, Seller and Principal shall deal exclusively with Buyer regarding the transactions contemplated by this Agreement. Until the expiration of the Inspection Period, Seller and Principal shall not pursue, initiate, encourage or engage in any negotiations or discussions with, or provide any information to, any person or entity (other than Buyer and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of the Assets, Property or Seller’s equity or any merger, consolidation, joint venture, management agreement, or any other transaction of any nature with Seller or Principal, which would hinder or frustrate Buyer from closing in accordance with the terms of this Agreement (a “Prohibited Discussion”). If any person or entity other than Buyer initiates a Prohibited Discussion prior to the expiration of the Inspection Period, then Seller or the Principal (as the case may be) shall inform Buyer in writing and inform such person or entity of the existence of this Agreement, and that any Prohibited Discussion would constitute a violation of this Agreement. In the event Buyer has waived all closing conditions in writing and set a proposed Closing Date, Seller’s obligations to deal exclusively with Buyer, avoid Prohibited Discussions, and inform Buyer of third party solicitations pursuant to this Section 10(c) will extend past the expiration of the Inspection Period and until the Closing Date that Buyer has proposed.

(d) Employee Matters. Seller and Principal shall terminate or take all appropriate action in connection with pension, profit sharing and health and welfare benefit plans, if any, that are applicable to Seller and/or Seller’s employees (“Plans”), prior to or at Closing, so that Buyer will have no responsibility or liability or obligation of any nature under Plans to any person, firm or corporation whatsoever. If any applicable law provides that Buyer is or will be liable for any liability or obligation under any Plan despite Seller’s and Principal’s contractual liability for such liability or obligation hereunder, and Seller and Principal fail to pay or perform such liability or obligation within five (5) days after Buyer’s written demand, then such amounts may be set off from time to time from any amount Buyer (or its affiliate) owes Principal or Seller (or its affiliate). Seller (including all employers, whether or not incorporated, that are treated together with Seller as a single employer within the meaning of Section 414 of the Code or, where appropriate, Seller’s health and welfare benefit plans that are “group health plans” will retain liability for and will pay when due all benefits (including all liabilities and obligations for or arising from any “COBRA” health care continuation coverage required to be provided under Section 4980B of the Code and Sections 601-608 of ERISA) attributable as of the Closing Date to “covered employees” or “qualified beneficiaries” entitled to “continuation coverage” (as those terms are defined in Section 4980B of the Code) regardless of when services were rendered or expenses incurred. By Closing, Seller shall pay all wages (including earned but unused vacation and sick leave wages, whether or not yet vested) due Seller’s employees as of the Closing Date. Seller shall terminate its employees on the Closing Date. Provided the Closing takes place, Buyer may, but is not obligated to, employ Seller’s employees who are willing to accept the offered employment with Buyer, and Buyer will give due regard to such employees’ benefits from their prior employer, so long as such employees meet all eligibility requirements, including any probationary period; provided that, notwithstanding anything in this Agreement to the contrary, Buyer shall hire on an at-will basis enough of Seller’s employees (each selected by Buyer in its sole and absolute discretion) so that Buyer and Seller will be in compliance with the provisions of the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §2101-2109, and the New York Worker Adjustment and Retraining Notification Act, N.Y. Labor Law § 860 et seq., if applicable. The foregoing does not grant to any of Seller’s individual employees a right of employment by Buyer. Schedule 10(a) sets forth a list of each person employed by Seller but whose services are used both in connection with the Dealership and in connection with the operations of Respect Affiliates (the “Respect Auto Group Employees”). Seller agrees that one or more Respect Affiliates shall employ the Respect Auto Group Employees from and after the Closing, and Buyer shall make no offer of employment to any the Respect Auto Group Employees at or prior to the Closing other than to the extent mutually agreed upon by Buyer and Seller.

(e) Seller’s Receivables. Following the Closing, Buyer shall accept payment, but Seller will not be obligated to assign any of Seller’s accounts receivable and Manufacturer warranty payments arising out of the operation of the Dealership prior to Closing for a period of 180 days. Buyer shall turn over to Seller on the last day of each calendar month during said period all of the monies so accepted on said accounts receivable during the previous calendar month. Buyer is not obligated to accept payments of such accounts receivable after such 180-day period, but if Buyer does so then Buyer will promptly pay the same over to Seller. Buyer is only obligated to accept payment during such period, not to attempt to enforce payment. No adjustment will be made in any of such accounts receivable without Seller’s permission. Seller reserves the right to pursue legal remedies of collection upon default by the customer with respect to any receivables owed to Seller.

(f) Manufacturer Payments. The Parties shall use their commercially reasonable efforts to ensure that (i) amounts due to Seller but collected by Buyer (e.g., Manufacturer receivables, Manufacturer credits relating to items such as warranty claims or other claims, credit card payments, etc.) arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Seller promptly; (ii) amounts due to Buyer but collected by Seller arising out of or in connection with the operation of the Dealership on or following the Closing or as provided in this Agreement will be paid over to Buyer promptly; (iii) amounts paid by Seller but owed by Buyer as a result of Manufacturer erroneously billing Seller for items arising out of or in connection with the operation of the Dealership following Closing will be paid over to Seller promptly; and (iv) amounts paid by Buyer but owed by Seller (e.g., any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Seller’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance) as a result of Manufacturer erroneously billing Buyer for items arising out of or in connection with the operation of the Dealership prior to Closing will be paid over to Buyer promptly. This section survives Closing indefinitely. If there are vehicles in-transit on the Closing Date (whether or not they are physically present) that have not been funded by Seller’s floor plan lender and the Parties do not know whether they will be paid for by Buyer’s floor plan lender or Seller’s floor plan lender, then the Parties may separately schedule those vehicles, Buyer will buy them but not pay for them, and, if such vehicles are funded by Seller’s floor plan lender, then Seller shall notify Buyer and Buyer shall promptly pay Seller’s floor plan lender such amounts. Any other payments related to such vehicles misdirected by the Manufacturer will be redistributed as contemplated by this Section 10(f). Buyer shall undertake all accounting, bookkeeping and reconciliation as necessary under this section and shall make all payments as necessary. On a monthly basis, Buyer shall present Seller with a reconciliation and the amount owed by Buyer by Seller (if any) and Seller and Principal, jointly and severally, shall pay any amounts owing Buyer within ten (10) business days.

11. Indemnification. Except as expressly written in this Agreement, Buyer is not assuming any liabilities or obligations of Seller or Principal whether absolute, contingent, accrued, known or unknown. Examples of liabilities of Seller or Principal that may exist, which Buyer is not assuming include, but are not limited to, the following (collectively, “Liabilities Not Assumed”): (1) violations of any local, state, or federal Environmental Laws or the actual, alleged or threatened discharge, dispersal, seepage, migration, release or escape of hazardous materials or other nuisances into the environment (including the pre-Closing management and off-site disposal of waste oil, used oil filters and other industrial wastes and any fines or penalties associated with pre-Closing Environmental Law violations); (2) violations of any applicable law relating to labor or employment, including violations of any collective bargaining agreement; (3) violations of, failure to comply with, or any obligation arising under, any applicable law relating to any welfare, retirement, vacation or other benefit plan or any plan covered by the Employee Retirement Income Security Act of 1974, as amended, or the failure to comply with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (4) any pending or threatened law suit, claim or other action against Seller, whether from personal injury, wrongful death or property damage, or whether arising out of employment or a contractual or alleged contractual right; (5) any finance contract chargebacks, insurance (e.g. credit life, accident and health, extended warranty, etc.) chargebacks, or repossessions and all rebates to Seller’s customers of premiums for credit life insurance, credit accident and health insurance, mechanical insurance coverage and GAP insurance; and (6) any tax liabilities for any period or portion thereof ending by the Closing Date (including all taxes, fines, penalties and expenses associated with the potential sales tax liabilities (whether or not known or disclosed by Seller) or resulting from the transactions contemplated hereby.

(a) Indemnification by Seller and Principal. Seller and Principal, jointly and severally, shall indemnify, defend, and hold harmless Buyer, its affiliates and subsidiaries, and their respective owners, general partners, partners, managers, members, controlling persons, directors, officers, employees, agents, attorneys, and their successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and to pay to Buyer Indemnified Parties the amount of, all losses, claims, obligations, demands, assessments, penalties, fines, forfeitures, liabilities, costs, and other damages, including reasonable attorneys’ fees and expenses, whether or not involving a third-party claim (collectively, “Damages”), arising directly or indirectly from (i) Seller’s or Principal's breach of this Agreement, including any representations or warranties herein; (ii) all Liabilities Not Assumed; and (iii) Seller’s, Principal’s, the Dealership’s or Seller’s employee’s act or omission prior to the Closing Date (e.g., the Dealership’s operations up to the Closing Date).

(b) Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller and Seller’s owners, controlling persons, directors, officers, employees, agents, attorneys, and affiliates, and Principal and their affiliates, heirs, successors, assigns, and personal representatives (collectively, the “Seller Indemnified Parties”, and together with Buyer Indemnified Parties, the “Indemnified Parties”) from and against, and to pay to Seller Indemnified Parties the amount of, all Damages arising directly or indirectly from (i) Buyer’s breach of this Agreement, including any representations or warranties herein; or (ii) any act or omission of Buyer, the Dealership or Buyer’s employees on or after the Closing Date (e.g., the Dealership’s operations on and after the Closing Date).

(c) Expiration of Indemnification Obligations. Except as otherwise expressly provided in this Agreement, the rights of the Indemnified Parties to indemnification with respect to breaches of representations and warranties will expire and be of no further effect after the second (2nd) anniversary of the Closing Date, and accordingly no Indemnified Party may seek indemnification under this Agreement with respect to breaches of representations and warranties after the second (2nd) anniversary of the Closing Date. The foregoing notwithstanding, none of the provisions set forth in this Agreement, including but not limited to the provisions contained in this Section 11(c), will be deemed to limit the time period during which a claim based on a Party’s fraud (whether of commission or omission), or criminal conduct may be brought. Buyer’s right to indemnification, reimbursement or any other remedy based upon Seller’s and Principal’s representations, warranties, covenants and obligations in this Agreement (or any document executed in connection herewith) will not be affected by any investigation (including any environmental investigation or assessment) conducted, or any knowledge acquired (or capable of being acquired) at any time.

(d) Indemnification Limitations. Notwithstanding any contrary provision in this Agreement, (i) neither Seller nor Principal are obligated pursuant to this Agreement to reimburse Buyer Indemnified Parties for Damages until the aggregate amount of Damages equals or exceeds $20,000, excluding chargebacks, Damages arising from breaches of the representations or warranties in Sections 6(a)-6(c), or Damages arising from Seller’s or Principal’s fraud (whether of commission or omission) or criminal conduct (the “Basket”), in which case Seller and Principal shall be jointly and severally liable for all such Damages, and (ii) neither Seller nor Principal are obligated pursuant to this Agreement to reimburse Buyer Indemnified Parties for Damages in excess of an amount equal to ten percent (10%) of the Goodwill Price, excluding Damages arising from breaches of the representations or warranties in Sections 6(a)-6(c), or Damages arising from Seller’s or Principal’s fraud (whether of commission or omission), or criminal conduct (whether of commission or omission). Nothing in this section prohibits or impairs any equitable remedy available to Buyer.

12. Default & Termination. Notwithstanding any provision in this Section 12 to the contrary, no Party may terminate this Agreement due to the breach of another Party if the first Party is in breach of this Agreement.

(a) Termination. The Parties may exercise their respective rights of termination by the delivery of written notice of termination to the other Party at any time prior to the completion of the Closing (including as provided in Section 5). This Agreement and the transactions contemplated hereby may be terminated on or before the Closing Date as follows:

(i) By the mutual written agreement of the Parties;

(ii) By Buyer if a breach of any provision of this Agreement has been committed by Seller or Principal and such breach has not been either (A) cured within thirty (30) days after written notice to Seller, or (B) waived in writing by Buyer;

(iii) By Seller if a breach of any provision of this Agreement has been committed by Buyer and such breach has not been either (A) cured within thirty (30) days after written notice to Buyer, or (B) waived in writing by Seller;

(iv) By Buyer if any of the conditions to the obligations of Buyer set forth in Section 8 have not been satisfied by the third (3rd) business day prior to the designated Closing Date Deadline (other than due to Buyer’s breach of this Agreement) and Buyer has not by then waived such condition in writing;

(v) By Seller if Seller’s conditions precedent to Closing in Section 9 have not been satisfied by the Closing Date Deadline (other than due to Seller’s breach of this Agreement) and Seller has not then waived such condition in writing; or

(vi) By Buyer or Seller, if the Closing has not occurred by the Closing Date Deadline, for any reason other than a breach by the terminating Party.

(vii) By Seller, upon thirty (30) days written notice to Buyer, if a material adverse change in the business of Buyer that cannot be cured within thirty (30) days by Buyer.

(viii) By Buyer, prior to the expiration of the Inspection Period.

(b) Seller or Principal Default. If prior to Closing Seller or Principal breach this Agreement and fail to cure as provided above, then Buyer may exercise any and all rights and remedies available to it at law or in equity, including (i) an action in equity against Seller and/or Principal (pursuant to which Buyer is not obligated to post a bond or prove special damages or irreparable injury) for the specific performance by Seller and Principal of the terms and provisions of this Agreement; and (ii) the right to terminate this Agreement by giving written notice of such termination to Seller and Principal.

(c) Effect of Termination.

1.	Upon termination of this Agreement, this Agreement shall be of no force or no effect, and neither Buyer nor Seller shall have any further rights or obligations under this Agreement except with respect to the provisions set forth in this Agreement that expressly survive the termination of this Agreement.

2.	Upon termination of this Agreement, Buyer will promptly redeliver to Seller all confidential information and other documents provided by Seller to Buyer, following execution of this Agreement.

3.	The Deposit shall be immediately disbursed from Escrow to Buyer in the event this Agreement is terminated: (i) by the mutual consent of Buyer and Seller pursuant to Section 12(a)(i); (ii) by Buyer pursuant to Section 12(a)(ii); (iii) by Buyer pursuant to Sections 12(a)(viii); (iv) by Buyer pursuant to Section 12(a)(iv); (v) by Seller pursuant to Section 12(a)(v), unless the failure to satisfy the applicable condition precedent to Closing is due to the Buyer’s failure to perform its obligations under this Agreement; (vi) by Buyer or Seller pursuant to Section 12(a)(vi), unless the failure to consummate the Closing by the Closing Date Deadline is due to a breach by Buyer of its obligations under this Agreement; or (vii) by Seller pursuant to Section 12(a)(vii).

4.	IN THE EVENT THAT SELLER TERMINATES THIS AGREEMENT PURSUANT TO SECTION 12.1(a)(iii) HEREOF, OR THIS AGREEMENT IS TERMINATED FOR ANY REASON NOT LISTED IN SECTION 12(c)(3), THEN THE DEPOSIT SHALL BE DISBURSED TO SELLER AS LIQUIDATED DAMAGES TEN BUSINESS DAYS AFTER NOTICE PROVIDED THAT BUYER DOES NOT OBJECT WITHIN SUCH TEN BUSINESS DAY PERIOD. IF BUYER DOES OBJECT TO THE DISBURSEMENT, THEN THE DEPOSIT SHALL BE KEPT IN ESCROW PENDING ADJUDICATION OF THE RESPECTIVE MERITS AND DEFENSES OF THE PARTIES. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THIS AGREEMENT IS TERMINATED BY SELLER AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR AS A RESULT OF A BREACH OF THIS AGREEMENT BY BUYER AND AGAINST BUYER ARISING FROM SUCH FAILURE OF THE SALE TO CLOSE IN THE EVENT OF A TERMINATION HEREOF BY SELLER PURSUANT TO SECTION 12.1(a)(iii) OR FOR ANY REASON NOT LISTED IN SECTION 12(c)(3).

Buyer’s Initials	________	Seller’s Initials ______

13. Miscellaneous.

(a) Transaction & Enforcement Costs. Each Party shall bear its own costs and expenses, including legal and accounting fees, incurred in connection with this Agreement and the transactions contemplated hereby, and shall pay such costs and expenses whether or not the Closing occurs, subject to the provisions of Section 12. Upon any litigation between or among the Parties to enforce any provisions or rights hereunder, the non-prevailing Party shall pay to the prevailing Party all costs and expenses of such Party (and any of such Party’s agents, such as attorneys or accountants) expressly including, but not limited to, reasonable attorneys’ fees and court costs incurred therein by such successful Party, which costs, expenses and attorneys’ fees will be included in and as a part of any judgment rendered in such litigation.

(b) Confidentiality. Each Party and its representatives shall hold in strict confidence all data and information obtained in connection with this transaction, including all financial and other information of or related to the Dealership and the terms of this Agreement, and shall not directly or indirectly at any time reveal, report, publish, disclose or transfer to any person any of such data and information or utilize any of such data or information for any purpose; provided, however, each Party may disclose information to Manufacturer and legal, tax, accounting advisors, lenders and potential lenders and other parties deemed by a Party to be necessary or appropriate in connection with the transactions described herein, provided that such persons acknowledge that they too are bound by the confidentiality provisions contained herein. Notwithstanding any contrary provision herein, Buyer may notify governmental agencies and organizations (e.g., the SEC, New York Department of Motor Vehicles and municipal entities) of this Agreement and the transactions contemplated hereby by filing an unredacted copy of this Agreement, and may announce the transactions contemplated hereby as long as such announcement does not identify, or allow the general public to identify Seller or the Dealership.

(c) Relationship & Authority. Each Party is acting as an independent contractor. Each Party is responsible for all taxes relating to its operation, including payroll taxes for its employees and nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee or partnership or joint venture between or among any Party. Each individual executing this Agreement on behalf of a Party individually represents and warrants that such Party is validly existing, that such execution has been duly authorized, that the terms of the instrument will be binding upon the Party, and that such individual is duly authorized to execute this Agreement on behalf of such Party.

(d) Notices. All notices and other communications provided for hereunder will be in writing, unless otherwise specified, and will be deemed to have been duly given if delivered personally, via e-mail, via Federal Express or other nationally recognized courier, to the addresses on the signature pages hereof or at such other addresses as a Party may designate from time to time in writing. Notices will be effective upon receipt by the Party or refusal to accept delivery. Notices on behalf of either Party may be given by the attorneys representing such Party.

(e) Integration; Amendments & Time. This Agreement and the Non-Competition Agreement contains the entire understanding between the Parties and supersede any prior understanding and/or oral agreements between them respecting the subject matter of this Agreement (including that certain letter agreement between Buyer and Seller dated July 3, 2021). Any modification or amendment of this Agreement will be in writing and executed by Seller and Buyer. Time is of the essence in this Agreement. If the last day to perform under a provision of this Agreement or the final day of any period (e.g., Inspection Period or Closing Date Deadline) falls on a Saturday, Sunday, or legal holiday, then such performance deadline or period is automatically extended through the next day which is not a Saturday, Sunday, or legal holiday.

(f) Interpretation & Administration. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and are deemed to be followed by the words “without limitation”. The Parties have a duty of good faith and fair dealing. All captions and headings contained in this Agreement are for convenience of reference only and will not be construed to limit or extend the terms or conditions of this Agreement. Any Schedule referenced herein but not present on the Effective Date shall be provided by Seller at least five (5) days prior to expiration of the Inspection Period. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. Each Party and its counsel have reviewed this Agreement and the rule of construction that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto. This Agreement may be executed in one or more counterparts and delivered by e-mail or facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and assigns. Buyer may assign or otherwise transfer all of Buyer’s rights, obligations and benefits hereunder to any entity owned or controlled by, or under common control with, Buyer without Seller’s or Principal’s consent. The invalidity of any one or more phrases, sentences, clauses, paragraphs, or sections of this Agreement will not affect the remaining portions of this Agreement. Sections 10 through 13 of this Agreement will survive the expiration and termination of this Agreement. No failure or delay by any Party to enforce any right specified herein will operate as a waiver of such right, nor will any single partial exercise of a right preclude any further or later enforcement of the right.

(g) Further Assurances. At the request of Buyer and at Buyer’s expense, Seller and Principal shall cooperate in the preparation by Buyer of all filings to be made by Buyer with the SEC including any periodic filings and any filing with respect to a registered offering of its securities by Buyer and the closing of the offering registered thereby. Upon Buyer’s request at any time, Seller and Principal shall take any act, including executing and delivering any document, necessary or advisable to transfer to and vest in Buyer, and protect its rights, title and interest in and enjoyment of, all the Assets and Property and otherwise to carry out the provisions of this Agreement (including user names and passwords for sites and accounts for or related to social media, directory assistance or reputation management and Closing Memorandum error corrections). Such further acts include terminations or transfers of trade name filings and domain name assignments and assisting Buyer in its efforts to be restated as a successor employer for employment tax purposes with respect to Seller’s employees hired by Buyer, including, but not limited to, the annual wage limitation for FICA tax, and to meet the requirements of Revenue Procedure 2004-53, Section 4, Standard Procedure, for federal payroll tax purposes.

(h) Applicable Law & Venue. This Agreement will be governed by and construed and enforced in accordance with the internal laws and judicial decisions of the State New York without regard to conflict of law provisions thereof. Any litigation, action or proceeding arising out of or relating to this Agreement will be held exclusively in any state or Federal court in the state and county in which the Property is primarily located. Each Party waives any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the sole and exclusive jurisdiction of any such court and waives any claim or defense of inconvenient forum. Each Party consents to service of process at such Party’s address as provided herein (and updated in writing from time to time).

[Remainder of Page Blank]

IN WITNESS WHEREOF, the Parties executed and delivered this Agreement as of the Effective Date.

Respect Auto Yonkers, LLC	LMP Yonkers Kia, LLC
a New York limited liability company, as Seller	a New York limited liability company, as Buyer

By:	By:
Harrison M. Gray, its Manager	Name:
Title:

As to Sections 1(c), 7 and 9(b) only:

Respect Auto Group I LLC	LMP Automotive Holdings, Inc.
a New York limited liability company, as Principal	a Delaware corporation, as Issuer

By:	By:
Harrison M. Gray, its Manager	Name:
Title:

Harrison M. Gray, an individual, as Principal

Notice Address:	Notice Address:
hgray@respectautogroup.com	sam@lmpmotors.com and
richard.aldahan@lmpmotors.com

With a copy to:	With a copy to:

Arent Fox LLP	Clark Hill LLP
Attn: Aaron H. Jacoby	Attn: Sander C. Zagzebski
555 West Fifth Street, 48th Floor	1055 West Seventh Street, 24th Floor
Los Angeles, CA 90013	Los Angeles, California 90017
Facsimilie 213.629.7401	Facsimile: 213.488.1178
Email: Aaron.Jacoby@arentfox.com	Email: szagzebski@clarkhill.com

EXHIBIT A

License Use Agreement

(Request for Permission to Operate)

[TO FOLLOW]

EXHIBIT B

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021, by and between Harrison M. Gray, an individual, RESPECT AUTO YONKERS, LLC, a New York limited liability company and RESPECT AUTO GROUP I LLC (collectively, “Seller”), on the one hand, and LMP RESPECT HOLDINGS 001, LLC, a Delaware limited liability company (the “Buyer”) on the other hand. Each of Seller and Buyer is sometimes individually referred to as a “Party” and collectively as the “Parties” herein.

WHEREAS, Seller has been involved in the ownership or operation of a Kia motor vehicle dealership located 1850 Central Avenue in the City of Yonkers, New York 10710 (the “Dealership”) for several years and has developed a significant reputation in the Yonkers metropolitan area and the surrounding regions in connection with sales, lease and service of motor vehicles and with the general operation of the Dealership;

WHEREAS, Buyer and Seller are parties to that certain Dealership Asset Purchase Agreement effective as of August 5, 2021, regarding the Dealership (as it may be amended or assigned, the “APA”; undefined capitalized terms used herein are used as defined in the APA); and

WHEREAS, in order to protect the future business operations of Buyer from such competition Seller has agreed to refrain from taking certain actions as detailed herein.

NOW, THEREFORE, in exchange for $100.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Term. The term of this Agreement is two (2) years following the Closing Date (the “Term”); provided, however, the Term (and each shorter period described below) in each case will be automatically extended by a period of time equal to the time(s) during which Seller is in breach of this Agreement.

2. Non-Competition. During the Term, Seller shall not directly or indirectly own or control any motor vehicle dealership franchised by Kia Motors America, Inc., which is located in Westchester County, New York.

3. No Solicitation or Hiring.

a. From the Closing Date through the date that is eighteen months following the Closing Date, without the prior express written consent of Buyer, Seller shall not (and shall not attempt to, permit or cause any of its affiliates, subsidiaries, contractors or representatives or their respective owners, directors, officers, employees, contractors, agents, representatives or third parties to) solicit for hire any Dealership employee that, to Seller’s knowledge, works for the Dealership at any time during the period of time from July 3, 2021, through the date that is eighteen months following the Closing Date.

b. From the Closing Date through the first anniversary thereof, without the prior express written consent of Buyer, Seller shall not (and shall not attempt to, permit or cause any of its affiliates, subsidiaries, contractors or representatives or their respective owners, directors, officers, employees, contractors, agents, representatives or third parties to) hire any Dealership employee that to Seller’s knowledge, worked for the Dealership at any time during the period of time from July 3, 2021, through the first anniversary of the Closing Date.

c. Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be prohibited from soliciting for hire or hiring any Dealership employees where: (i) Buyer has consented in writing to Seller’s employment of any such employee, in Buyer’s sole discretion, or (ii) such person was not offered employment by Buyer with materially identical compensation and benefits as he or she received from Seller prior to the Closing Date.

d. Notwithstanding any other provision of this Agreement to the contrary, Seller shall not be prohibited from continuing to employ any of the Respect Auto Group Employees (as such term is defined in Section 10(e) of the APA).

4. Injunctive Relief. Irreparable damage will result to Buyer upon Seller’s breach of this Agreement, and upon such a Seller breach, Buyer will be entitled, in addition to any other rights and remedies available at law or in equity, to an injunction to restrain and enjoin Seller from violating the restrictive covenants in this Agreement (collectively, the “Restrictive Covenants”) without the necessity of posting any bond or proving special damages or irreparable injury. In the event any Party engages legal counsel to enforce or protect its rights under this Agreement through litigation, the Party substantially prevailing in any such efforts shall be entitled, in addition to all other relief, to reasonable attorney’s fees, out-of-pocket costs and disbursements relating to such efforts, including any appeals. If there is a suit in equity by any Party to enforce this Agreement, and the court refuses for any reason to enforce the Agreement by injunction, then such suit in equity will not be a bar to a later suit to recover damages.

5. Interpretation & Administration. The parties hereto do not intend for the Restrictive Covenants to violate any public policy or statutory or common law, including New York employment laws and regulations. If a court of competent jurisdiction renders a ruling holding that any one or more of the provisions of this Agreement, including the stated term and/or geographic coverage of the Restrictive Covenants, constitute an unreasonable restriction, then the Restrictive Covenants will not be rendered void but will apply to such extent and as to such time period and geographic areas as the court may determine constitutes a reasonable restriction under the circumstances. For clarity, put another way, a court shall be allowed to revise the restrictions to cover the maximum period, scope and area permitted by law. The parties specifically intend that the Restrictive Covenants will be construed as a series of separate and independent covenants for each restrictive action and for each distinct geographic area contained within the stated territory. Seller’s representations, warranties, covenants, duties, obligations and agreements in this Agreement are the joint and several representations, warranties, covenants, duties, obligations and agreements of Seller and each person or entity included in the definition of “Seller” in the recitals. Buyer may freely assign its rights and duties under this Agreement only to a wholly owned subsidiary of Buyer or of Buyer’s parent entity, by providing Seller written notice. Section 13 of the APA is incorporated herein by this reference, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto executed and delivered this Agreement as of the date in the Preamble above.

Respect Auto Yonkers, LLC	LMP Yonkers Kia, LLC
a New York limited liability company, as Seller	a New York limited liability company, as Buyer

By:	By:
Harrison M. Gray, its Manager	Name:
Title:

Respect Auto Group I LLC
a New York limited liability company, as Seller

By:
Harrison M. Gray, its Manager

Harrison M. Gray, an individual, as Seller

Notice Address:	Notice Address:
hgray@respectautogroup.com	sam@lmpmotors.com and
richard.aldahan@lmpmotors.com

With a copy to:	With a copy to:

Arent Fox LLP	Clark Hill LLP
Attn: Aaron H. Jacoby	Attn: Sander C. Zagzebski
555 West Fifth Street, 48th Floor	1055 West Seventh Street, 24th Floor
Los Angeles, CA 90013	Los Angeles, California 90017
Facsimilie 213.629.7401	Facsimile: 213.488.1178
Email: Aaron.Jacoby@arentfox.com	Email: szagzebski@clarkhill.com